Exhibit 99.1

Raytheon	Media Relations

News release

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
James Fetig 781-860-2386	Tim Oliver 781-860-2167

Raytheon Reports Third Quarter 2003 EPS of $0.05 from Continuing Operations

•	NCS business performance negatively impacted sales and EPS

•	Loss per share of $0.08 including the impact of discontinued operations

•	Year-to-date Government and Defense bookings up 23 percent and sales up 7 percent

•	Free cash flow from continuing operations of $535 million

•	8-10 percent revenue growth expected in 2004

LEXINGTON, Mass., (October 23, 2003) – Raytheon Company (NYSE: RTN) reported third quarter 2003 income from continuing operations of $21 million or $0.05 per diluted share compared to $228 million or $0.56 per diluted share in the third quarter 2002. The reduction in earnings primarily reflects performance issues in the Network Centric Systems (NCS) business including $187 million or $0.31 per diluted share primarily related to cost growth on risk programs identified last quarter. The Company also recorded charges of $39 million or $0.06 per diluted share at the Technical Services (TS) business.

At NCS, continued technical challenges, reductions and delays in scheduled deliveries, negative developments on contract negotiations, and performance deterioration all contributed to the cost growth. At TS, the charge was due to a customer-driven change in scope on a long-term contract and a change in the expectation for the recoverability of certain costs.

Non-cash pension expense (FAS/CAS pension adjustment) accounted for $0.14 of the decrease in earnings per diluted share on a year-over-year basis.

Third quarter 2003 net loss was $35 million or $0.08 per diluted share compared to net income of $147 million or $0.36 per diluted share in 2002. Net loss for the third quarter of 2003 includes a $56 million after-tax loss in discontinued operations or $0.13 per diluted share versus an $81 million after-tax loss in discontinued operations or $0.20 per diluted share in 2002. The charges in the quarter would cause a technical default relative to the interest coverage ratio in the Company’s senior credit facilities. The Company will request, and expects to receive, as it has in the past, an amendment to remain in compliance.

Net sales for the third quarter 2003 were $4.4 billion, up from $4.1 billion in the comparable period in 2002. The third quarter 2003 includes $141 million of sales resulting from the previously announced consolidation of Flight Options. Government and Defense sales for the quarter (after the elimination of intercompany sales) increased 3 percent to $3.7 billion from $3.6 billion in the comparable quarter, including a $178 million negative impact to sales resulting from the NCS charges. Integrated Defense Systems (IDS), Intelligence and Information Systems (IIS), Missile Systems (MS), and Space and Airborne Systems (SAS) all generated double-digit sales growth in the quarter.

Free cash flow for the third quarter 2003 was $471 million, net of $64 million consumed by discontinued operations. Free cash flow for the comparable quarter last year was $80 million. Free cash flow from continuing operations for the third quarter was $535 million versus $402 million for the comparable period in 2002. Free cash flow is a non-GAAP financial measure that the Company defines as operating cash flow less capital spending and internal use software spending. Attachment G contains a table reconciling this measure to operating cash flow, the most directly comparable GAAP measure.

“We are disappointed that an otherwise strong quarter has been diminished by the shortfalls at Network Centric Systems and Technical Services,” said William H. Swanson, Raytheon chief executive officer and president. “We have taken and will continue to take appropriate actions to address these performance issues. Going forward, we expect that these businesses will be more predictable performers.” Swanson also stated, “IDS, IIS, MS and SAS all delivered strong results in the quarter and continued their exceptional performance in 2003.”

The Government and Defense businesses recorded strong third quarter bookings of over $4 billion and year-to-date bookings of nearly $13 billion versus the comparable period bookings of $10.5 billion last year. RAC posted third quarter bookings of approximately $550 million and year-to-date bookings of $1.4 billion versus $2.3 billion in the 2002 comparable period. The higher 2002 bookings were due primarily to an approximately $850 million Flight Options order in the first quarter.

OUTLOOK

The Company expects fourth quarter 2003 sales to be $4.9 to $5.0 billion and income from continuing operations to be $0.52 to $0.54 per diluted share. Stronger performance in a number of the defense businesses will be offset by lower sales and profit at NCS. The Company also expects free cash flow from continuing operations to be $500 to $550 million and total free cash flow to be $450 to $500 million for the fourth quarter.

For the full year, the Company expects sales to be $17.9 to $18.0 billion and income from continuing operations to be $1.29 to $1.31 per diluted share. The Company also expects free cash flow from continuing operations to be approximately $1.2 billion and total free cash flow to be $625 to $675 million for the year.

The Company expects total 2004 sales growth to be 8 to 10 percent versus prior guidance of 6 to 8 percent. Government and Defense sales growth in 2004 is expected to be 8 to 10 percent. RAC sales growth is expected to be 10 to 12 percent due to the full year impact of the consolidation of Flight Options.

Income from continuing operations is expected to be $1.50 to $1.60 per diluted share in 2004 versus previous guidance of $1.60 to $1.70 per diluted share. The new income guidance reflects deterioration in the forecasted sales mix, volume and operating margin rate at NCS, and assumes no change in the pension expense assumption. As previously disclosed, a decrease in the discount rate assumption would increase our expected 2004 pension expense.

The Company continues to expect that 2004 free cash flow will be about $1.0 billion.

SEGMENT RESULTS

Integrated Defense Systems

Integrated Defense Systems (IDS) third quarter 2003 net sales were $718 million, up 33 percent compared to $541 million in the third quarter 2002 due primarily to continued growth in DD(X), the Navy’s future destroyer program, strong missile defense sales, and increased Patriot engineering support for Operation Iraqi Freedom. IDS generated $82 million of operating income compared to $70 million in the 2002 comparable quarter.

Subsequent to the end of the quarter, IDS responded to a sole source solicitation released by the Naval Sea Systems Command (NAVSEA) for the design, production, integration, and testing of Cobra Judy Replacement Mission Equipment (CJRME).

Intelligence and Information Systems

Intelligence and Information Systems (IIS) third quarter 2003 net sales were $533 million, up 10 percent compared to $485 million in the third quarter 2002 due primarily to strong growth in new classified programs. IIS earned $54 million of operating income compared to $46 million in the comparable quarter a year ago.

During the quarter, IIS was awarded a $101 million contract to provide information technology operations and maintain NASA’s Earth Observing System.

Missile Systems

Missile Systems (MS) third quarter 2003 net sales were $905 million, up 14 percent compared to $792 million in the third quarter 2002 driven by work on the Tomahawk remanufacturing program and an increase in production for Air Intercept Missile (AIM-9X), Enhanced Sea Sparrow Missile, Paveway, Standard Missile-3, and Tactical Tomahawk. MS generated $111 million of operating income compared to $94 million in the comparable quarter a year ago.

During the quarter, MS was awarded an $880 million not-to-exceed letter contract from the U.S. Navy to continue development of the Standard Missile-3 (SM-3); $330 million of this award was included in third quarter bookings. In addition, MS definitized its contract for the Exoatmospheric Kill Vehicle (EKV) in the amount of $159 million.

Network Centric Systems

Network Centric Systems (NCS) third quarter 2003 net sales were $556 million, down 27 percent compared to $759 million in the third quarter 2002. NCS recorded an operating loss of $138 million compared to $63 million in income in the comparable quarter a year ago. The decline in operating income reflects charges of $187 million including approximately $147 million associated with the ten previously identified programs at risk, as well as $40 million resulting from negative developments in other parts of the NCS business.

Space and Airborne Systems

Space and Airborne Systems (SAS) third quarter 2003 net sales were $930 million, up 16 percent compared to $803 million in the third quarter 2002, due to stronger classified sales and new and follow-on Air Force awards. SAS generated $131 million of operating income compared to $109 million in the comparable quarter a year ago.

During the third quarter SAS received over $300 million in classified awards and a $242 million contract to equip the Greek Air Force F-16 aircraft fleet with its ASPIS II electronic warfare system.

Technical Services

Technical Services (TS) third quarter 2003 net sales were $447 million, down 20 percent from $556 million in the third quarter 2002, due primarily to the loss of the Kwajalein missile range contract in 2002. TS reported an operating loss of $2 million compared to operating income of $37 million in the comparable quarter last year. The reduction in operating income reflects write-offs of approximately $39 million primarily related to a change in scope on a long-term contract and a provision for the recoverability of certain costs.

Aircraft

Raytheon Aircraft Company (RAC) third quarter 2003 net sales were $637 million, up from $451 million in the third quarter 2002. RAC recorded an operating loss of $10 million in the quarter compared to an operating loss of $11 million in the comparable quarter in 2002. The net impact of Flight Options’ consolidation this quarter was a $141 million increase in sales and $2 million decrease in operating income.

RAC delivered 61 commercial aircraft in the third quarter of 2003, compared to 43 in the same quarter last year.

DISCONTINUED OPERATIONS

The total after-tax loss from discontinued operations for the quarter was $56 million. During the quarter, the Company recorded a $36 million after-tax charge associated with increased costs for close-out of supplier contracts and estimates of cost to complete punch list activities for two power plant construction projects. The Company also recorded a $15 million after-tax charge for period and other costs associated with its former engineering and construction businesses, including legal expense, increased costs on abandoned leases and settlement of a warranty obligation. Also, the Company recorded a $5 million after-tax charge related to its former Aircraft Integration Systems business.

Raytheon Company (NYSE: RTN), with 2002 sales of $16.8 billion, is an industry leader in defense, government and commercial electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Lexington, Mass., Raytheon employs more than 76,000 people worldwide.

Disclosure Regarding Forward-looking Statements

Certain statements made in this release, including any statements relating to the Company’s future plans, objectives, and projected future financial performance, contain or are based on, forward-looking statements within the meaning of the federal securities laws. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan,” and variations of these words and similar expressions, are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. The Company expressly disclaims any current intention to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this release. Important factors that could cause actual results to differ include, but are not limited to: the ability to obtain or the timing of obtaining future government awards; the availability of government funding; changes in government or customer priorities due to program reviews or revisions to strategic objectives; difficulties in developing and producing operationally advanced technology systems; termination of government contracts; program performance, including resolution of claims, particularly at the Company’s NCS business unit; timing of contract payments; the performance of critical subcontractors; government import and export policies and other government regulations; the ultimate resolution of contingencies and legal matters, including investigations; the effect of market conditions, particularly in relation to the general aviation and commuter aircraft markets; the uncertainty of the timing and amount of net realizable value of Boeing Business Jet-related assets; risks inherent with large long-term fixed price contracts, particularly the ability to contain cost growth; the Company’s lack of construction industry expertise resulting from the Company’s sale of its Engineers and Constructors business; the timing of project completion and customer acceptance of two Massachusetts construction projects; delays and cost growth arising from testing and commissioning processes conducted at the Massachusetts projects; the final determination by the Company of the required expenditures to complete the Massachusetts projects; and the impact of change orders, the recoverability of the Company’s claims and the outcome of defending claims asserted against the Company. Further information regarding the factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the Company’s SEC filings, including “Item 1-Business” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2003.

Conference Call on the Third Quarter 2003 Financial Results

Raytheon’s financial results conference call will be Thursday, October 23, 2003 at 9 a.m. EDT. Participants will be William Swanson chief executive officer and president, Edward Pliner, senior vice president and CFO and other company executives.

The dial-in number for the conference call will be (800) 299-9630. The conference call will also be audiocast on the Internet at www.raytheon.com. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.

Interested parties are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

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Attachment A

Raytheon Company

Financial Information

Third Quarter 2003

(In millions, except per share amounts)	Three Months Ended		Nine Months Ended
	28-Sep-03	29-Sep-02	28-Sep-03	29-Sep-02
Net sales	$4,378	$4,092	$13,008	$12,098

Cost of sales	3,776	3,240	10,826	9,607
Administrative and selling expenses	305	285	952	892
Research and development expenses	129	112	366	337

Total operating expenses	4,210	3,637	12,144	10,836

Operating income	168	455	864	1,262

Interest expense	137	118	415	388
Interest income	(10)	(7)	(33)	(24)
Other (income) expense	12	15	27	36

Non-operating expense, net	139	126	409	400

Income from continuing operations before taxes	29	329	455	862
Federal and foreign income taxes	8	101	137	262

Income from continuing operations	21	228	318	600
Loss from discontinued operations, net of tax	(56)	(81)	(158)	(664)

Income (loss) before extraordinary item and accounting change	(35)	147	160	(64)
Extraordinary gain from debt repurchases, net of tax	—	—	—	1
Cumulative effect of change in accounting principle, net of tax	—	—	—	(509)

Net income (loss)	$(35)	$147	$160	$(572)

Earnings per share from continuing operations
Basic	$0.05	$0.56	$0.77	$1.50
Diluted	$0.05	$0.56	$0.77	$1.47
Loss per share from discontinued operations
Basic	$(0.14)	$(0.20)	$(0.38)	$(1.66)
Diluted	$(0.13)	$(0.20)	$(0.38)	$(1.62)
Loss per share from cumulative effect of change in accounting principle
Basic	$—	$—	$—	$(1.27)
Diluted	$—	$—	$—	$(1.25)
Earnings (loss) per share
Basic	$(0.08)	$0.36	$0.39	$(1.43)
Diluted	$(0.08)	$0.36	$0.39	$(1.40)
Average shares outstanding
Basic	414.3	403.7	411.5	399.8
Diluted	417.8	408.7	414.5	408.7

Attachment B

Raytheon Company

Segment Information

Third Quarter 2003

(In millions)

	Net Sales Three Months Ended		Operating Income Three Months Ended		Operating Income As a Percent of Sales Three Months Ended
	28-Sep-03	29-Sep-02	28-Sep-03	29-Sep-02	28-Sep-03	29-Sep-02
Integrated Defense Systems	$718	$541	$82	$70	11.4%	12.9%
Intelligence and Information Systems	533	485	54	46	10.1%	9.5%
Missile Systems	905	792	111	94	12.3%	11.9%
Network Centric Systems	556	759	(138)	63	-24.8%	8.3%
Space and Airborne Systems	930	803	131	109	14.1%	13.6%
Technical Services	447	556	(2)	37	-0.4%	6.7%
Aircraft	637	451	(10)	(11)	-1.6%	-2.4%
FAS/CAS Pension Adjustment	—	—	(28)	53
Corporate and Eliminations	(348)	(295)	(32)	(6)

Total	$4,378	$4,092	$168	$455	3.8%	11.1%

2

Attachment C

Raytheon Company

Other Information

Continuing Operations

Third Quarter 2003

	Backlog (In millions)
	28-Sep-03	29-Sep-02
Integrated Defense Systems	$5,399	$4,920
Intelligence and Information Systems	3,876	3,674
Missile Systems	4,187	3,498
Network Centric Systems	2,972	2,610
Space and Airborne Systems	4,580	4,501
Technical Services	1,606	1,694
Aircraft	2,016	4,423
Corporate	183	260

	$24,819	$25,580

Government and Defense businesses	$22,620	$20,897

U.S. government backlog included above	$19,419	$17,986

	Bookings (In millions) Three months ended		Bookings (In millions) Nine Months Ended
	28-Sep-03	29-Sep-02	28-Sep-03	29-Sep-02
Government and Defense businesses	$4,091	$4,799	$12,901	$10,458
Commercial businesses	555	335	1,408	2,308

	$4,646	$5,134	$14,309	$12,766

	Aircraft Deliveries (Units) Three Months Ended
	28-Sep-03	29-Sep-02
Hawker	7	9
Premier I	7	3
Beechjet	7	4
King Air	18	16
1900D Commuter	—	3
Pistons	22	16
T-6A	19	13

Total	80	64

	Aircraft Bookings (Units) Three Months Ended
	28-Sep-03	29-Sep-02
Hawker	6	7
Premier I	2	2
Beechjet	8	4
King Air	26	11
1900D Commuter	—	—
Pistons	15	5
T-6A	—	—

Total	57	29

Attachment D

Raytheon Company

Preliminary Financial Information

Third Quarter 2003

(In millions)

Balance sheets

	28-Sep-03	31-Dec-02	29-Sep-02
Assets
Cash and cash equivalents	$203	$544	$619
Accounts receivable	543	675	440
Contracts in process	3,255	3,016	3,478
Inventories	2,085	2,032	2,275
Deferred federal and foreign income taxes	485	601	548
Prepaid expenses and other current assets	135	247	151
Assets from discontinued operations	60	75	83

Total current assets	6,766	7,190	7,594
Property, plant and equipment, net	2,620	2,396	2,324
Goodwill	11,474	11,170	11,170
Deferred federal and foreign income taxes	358	281	—
Other assets, net	2,578	2,909	3,524

Total assets	$23,796	$23,946	$24,612

Liabilities and Stockholders’ Equity
Notes payable and current portion of long-term debt	$559	$1,153	$776
Advance payments, less contracts in process	1,008	819	781
Accounts payable	786	776	803
Accrued salaries and wages	826	710	747
Other accrued expenses	1,082	1,316	1,185
Liabilities from discontinued operations	75	333	383

Total current liabilities	4,336	5,107	4,675
Accrued retiree benefits and other long-term liabilities	2,853	2,831	1,221
Deferred federal and foreign income taxes	—	—	837
Long-term debt	6,702	6,280	6,088
Mandatorily redeemable equity securities	859	858	858
Stockholders’ equity	9,046	8,870	10,933

Total liabilities and stockholders’ equity	$23,796	$23,946	$24,612

Attachment E

Raytheon Company

Preliminary Cash Flow Information

Third Quarter 2003

(In millions)

Cash flow information

	Three Months Ended
	28-Sep-03	29-Sep-02
Income from continuing operations	$21	$228
Depreciation	82	77
Amortization	16	15
Working capital	426	107
Discontinued operations	(64)	(322)
Capital spending	(106)	(96)
Internal use software spending	(22)	(42)
Other	118	113

Subtotal—free cash flow (a)	471	80
Net activity in financing receivables	(2)	(115)
Acquisitions	(20)	—
Divestitures and sale of investments	14	43
Dividends	(82)	(81)
Issuance of common stock	28	62
Debt repayments	(450)	(1,008)
Synthetic lease maturity	(125)	—
Other	5	(4)

Total cash flow	$(161)	$(1,023)

Segment free cash flow information
	Three Months Ended
	28-Sep-03	29-Sep-02
Integrated Defense Systems	$36	$55
Intelligence and Information Systems	43	46
Missile Systems	196	37
Network Centric Systems	110	49
Space and Airborne Systems	153	111
Technical Services	36	27
Aircraft	(111)	(81)
Discontinued operations	(64)	(322)
Other	72	158

	$471	$80

(a) See Attachment G for a description of free cash flow.

Attachment F

Raytheon Company

Definitions

Third Quarter 2003

(In millions)

Debt-to-capital ratio

	28-Sep-03	31-Dec-02		29-Sep-02
Notes payable and current portion of long-term debt	559	1,153		776
Long-term debt	6,702	6,280		6,088
Mandatorily redeemable equity securities	859		[1]		[1]

Total debt	8,120	7,433		6,864

Notes payable and current portion of long-term debt	559	1,153		776
Long-term debt	6,702	6,280		6,088
Mandatorily redeemable equity securities	859	858		858
Stockholders’ equity	9,046	8,870		10,933

Total capital	17,166	17,161		18,655

Debt-to-capital ratio	47.3%	43.3%		36.8%

[1]	The Company adopted SFAS 150 in the third quarter of 2003 which requires that the mandatorily redeemable equity securities be classified as debt. In accordance with the standard prior periods were not restated.

NCS and TS EPS impact

	NCS	TS
	28-Sep-03	28-Sep-03
Operating income impact of charge	187	39
Q3 effective tax rate for the nine months ended September 28, 2003	30.1%	30.1%

After tax impact	131	27
Q3 diluted shares outstanding	417.8	417.8
EPS impact	$0.31	$0.06

Operating margin

Operating margin is defined as operating income divided by net sales.

Attachment G

Raytheon Company

Reconciliation of Non-GAAP Financial Measure

Third Quarter 2003

(In millions)

Reconciliation of Non-GAAP Financial Measure

Operating cash flow

	Three Months Ended
	28-Sep-03	29-Sep-02
Operating cash flow	$599	$218
Less: Capital spending	(106)	(96)
Internal use software spending	(22)	(42)

Free cash flow	$471	$80

Note: Free cash flow represents a non-GAAP financial measure defined as operating cash flow less capital spending and internal use software spending. The Company's management uses non-GAAP financial measures to evaluate the operating performance of its business and as a component for determining incentive-based compensation. In addition, the Company believes that free cash flow is an important measure of performance used by some investors, equity analysts and others to make informed investment decisions. The definitions used here may differ from those used by other companies.